EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Shareholders of
Advanced Medical Isotope Corporation
Kennewick, Washington

We hereby consent to the incorporation by reference in the registration statement on Form 10 of Advanced Medical Isotope Corporation of our report, dated March 30, 2009, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2008, and to all other references to our firm included in this annual report on Form 10-K.

/s/  HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
April 14, 2009